Technical[7]51	 .
As filed with the Securities and Exchange Commission on December
18, 1996
Registration No. 333-______



SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
        ________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________

                  MESA LABORATORIES, INC.
          (Exact name of Registrant as specified in its charter)



            COLORADO                        84-0872291
(State or other jurisdiction of 	(I.R.S. Employer Identification
incorporation or organization)    No.)


12100 West Sixth Avenue, Lakewood, Colorado 80228
(Address of principal executive offices)               (zip code)



Mesa Laboratories, Inc.
Outside Directors Stock Option Plan
(Full title of the plan)



Luke R. Schmieder
12100 West 6TH Avenue, Lakewood, Colorado 80228
(Name and address of agent for service)


 (303) 987-8000
(Telephone number, including area code, of agent for service)



	Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

_______________________________________________________________

Exhibit Index Begins at Page 15



CALCULATION OF REGISTRATION FEE

Title of	 Amount to be		Proposed	Proposed Amount of
Securities to be  registered (1)	maximum	maximum registration
registered	 offering	            aggregate	fee
		 price per	            offering
		 share	                        price
Common Stock,
no par value	150,000 shares (2)	$946,500(2)	$286.82


	(1)	Pursuant to Rule 416, this Registration Statement
covers any additional shares of Common Stock ("shares") which become issuable under the Plan set forth herein by reason of any stock dividend, stock split, recapitalization or any other
similar transaction without receipt of consideration which
results in an increase in the number of shares outstanding.

	(2)	Pursuant to Rule 457(h) and 457(c), the offering price
per share, the aggregate offering price and the amount of the filing fee were computed upon the bases of (i) the prices at which the existing outstanding options may be exercised (12,000 shares at an exercise price of $7.00 per share, aggregating
$84,000) and (ii) the closing price of the Common Stock within five business days prior to the date of filing of the
Registration Statement, with respect to the authorized but
unissued remaining options (138,000 shares at $6.25 per share, aggregating $862,500).


PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

	Pursuant to the requirements of the Note to Part I of Form S-8 and Rule 428(b)(1) of the Rules under the Securities Act of 1933, as amended, the information required by Part I of Form S-8 is incorporated by reference in the Reoffer Prospectus which follows. The Reoffer Prospectus, together with the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, constitutes the Section 10(a) Prospectus.


REOFFER PROSPECTUS

	The material which follows, up to but not including the pages beginning Part II of this Registration Statement, constitutes a prospectus prepared in accordance with the applicable requirements of Part I of Form S-3 and General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the Registrant's Outside Directors Stock Option Plan by affiliates of the Registrant, as defined in Rule 405 under the Securities Act of 1933, as amended.





REOFFER PROSPECTUS

150,000 SHARES
COMMON STOCK
(No Par Value)

MESA LABORATORIES, INC.

___________________________

OUTSIDE DIRECTORS STOCK OPTION PLAN
___________________________


	This Reoffer Prospectus ("Prospectus") relates to the offering by Mesa Laboratories, Inc. (the "Company") and the subsequent resale by the outside directors and affiliates of the Company (collectively, "affiliates") of up to 150,000 shares of the Company's no par value Common Stock (the "shares") purchasable pursuant to the Company's Outside Directors Stock Option Plan (the "Plan"). As of December 18, 1996, 12,000 shares were subject to outstanding options under the Plan and 138,000 shares remained available for grant of options.

___________________________

	This Prospectus may be used by persons who are affiliates (as that term is defined under the Securities Act of 1933, as amended (the "Securities Act")) of the Company to effect resales of the shares purchased under the Plan. See "Selling Stockholders." The Company will receive no part of the proceeds of any such sales.

___________________________

	THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

_____________________________

	No person is authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. The delivery of this Prospectus at any time does not imply that the information herein is correct as of the time subsequent to the date hereof. The expenses of preparing and filing the Registration Statement of which this Prospectus is a part are being borne by the Company.

_____________________________

The date of this Prospectus is December 18, 1996.






AVAILABLE INFORMATION

	The Company is a reporting company subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including Sections 14(a) and 14(c) relating to proxy and information statements, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's common stock is traded on the Nasdaq National Market under the symbol "MLAB." Reports, proxy and information statements may be inspected at The Nasdaq Stock Market offices, 1735 K Street, N.W., Washington, D.C. 20006.

	The Company furnishes annual reports to its shareholders which include audited financial statements. The Company may furnish quarterly financial statements to shareholders and such other reports as may be authorized, from time to time, by the Board of Directors.

INCORPORATION BY REFERENCE

	Certain documents have been incorporated by reference into this Prospectus, either in whole or in part. The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, (i) a copy of any and all of the information that has been incorporated by reference (not including exhibits to the information unless such exhibits are specifically incorporated by reference into the information), and (ii) a copy of all documents and information required to be delivered by the Company pursuant to Rule 428(b). Requests for such information shall be addressed to the Company at 12100 West Sixth Avenue, Lakewood, Colorado 80228, telephone
(303) 987-8000.


TABLE OF CONTENTS


Introduction	                                           3
Selling Stockholders                                    5
Method of Sale	                               5
SEC Position Regarding Indemnification       5
Description of the Plan	                   5
Applicable Securities Law Restrictions        6
Tax Consequences	                              7
Legal Matters	                                          7
Experts	                                          7



INTRODUCTION

	Mesa Laboratories, Inc. (formerly Mesa Medical Inc.) (hereinafter referred to as the "Company" or "Mesa") was incorporated as a Colorado corporation on March 26, 1982. The Company designs, develops, acquires, manufactures and markets instruments and systems utilized in connection with industrial applications and hemodialysis therapy. In August 1984, the Company acquired Western Laboratories Corp., a manufacturer and marketer of a line of instruments for use in calibrating hemodialysis proportioning equipment. In June 1989, the Company acquired the DATATRACEr product line of Ball Corporation. In February 1993, the Company acquired the assets of NUSONICS, Inc., a manufacturer of ultrasonic flow meters and analyzers.

	The Company presently markets the DATATRACEr and ELOGGr recording systems which are used in various industrial applications; NUSONICSr Concentration Analyzers, Pipeline Interface Detectors and Flow Meter products which are used in various industrial applications; and two product lines used in dialysis [Western Meters and the ECHO Reprocessor]. The Company is also performing research and development to expand the application of its technology.

Temperature Recording

	The temperature recording market is highly segmented. The DATATRACEr products have developed application niches within major industry segments such as food processing, pharmaceutical processing, transportation, electronics, aerospace, storage facilities and textile manufacturing. DATATRACEr products are used in any industry where temperature is critical to the manufacturing process, quality of the product or where product temperature profiles are required in a continuous or moving process environment.

Sonic Fluid Measurement

	The Company's sonic fluid measurement product line consists of two major segments: Sonic Flow Meters and Concentration Monitors. While the total market for flow meters is very large, the NUSONICSr Sonic Flow Meters best serve applications where cleanliness, resistance to corrosives or portability are required. Specific applications where the NUSONICSr products are particularly well suited include water treatment, chemical processing and heating, ventilation and air conditioning (HVAC) applications.

	The Concentration Monitor segment of the product line consists of Pipeline Interface Detectors and Concentration Analyzers. The Pipeline Interface Detector serves a smaller market niche while the Concentration Analyzers serve a wider variety of industry application, such as chemical and food processing, pharmaceutical processing and polymerization processes.

Kidney Hemodialysis Treatment

	Patients with kidney failure (known as end stage renal disease, or ESRD) require the removal of toxic waste products and excess water through artificial means. This process needs to be performed three times per week and is most often accomplished through the use of hemodialysis. Hemodialysis requires the treatment to be conducted on a dialysis machine through the use of a disposable cartridge known as a dialyzer. Blood is brought extracorporally to the dialysis machine for control and monitoring and passes through the dialyzer where waste products and excess water are removed. This treatment generally lasts three to four hours and is conducted three times per week. These hemodialysis procedures are performed in kidney dialysis centers, hospitals and in the home. The bulk of the treatments are conducted in over 2,500 clinics and hospital centers. Currently, there are over 175,000 patients in the U.S. undergoing dialysis therapy.

	Mesa's Western Meters are instruments that are used to test various parameters of the dialysis fluid (dialysate). The meter line consists of five different meters. Each measures some combination of temperature, pressure, pH and conductivity to ensure that the dialysate has the proper constituency to promote the transfer of waste products from the blood to the dialysate.
The meters are used to check the conductivity and other variables of the dialysate before the dialysis process begins. The meters provide a digital readout that the patient, physician or technician uses to verify that the dialysis unit is working within prescribed limits.

	The ECHO MM-1000 Dialyzer Reprocessor is a fully automated dialyzer reuse machine which automatically cleans, rinses, tests and delivers disinfectants to dialyzers after dialysis therapy, thereby allowing the dialyzer cartridges to be reused rather than disposed of after each use. It is designed to accommodate virtually all manual reprocessing procedures in use today and can be programmed to automate them without extensive modification or rework. Manual procedures have been used to reprocess dialyzers effectively for over 20 years and are the basis of most automated systems in use today. Additionally, the system can be programmed to use prescribed chemicals. The ECHO System is totally self-contained, aside from water and chemicals, and requires no user adjustments.

	Mesa's executive offices are located at 12100 West Sixth
Avenue, Lakewood, Colorado 80228, telephone (303) 987-8000.




SELLING STOCKHOLDERS

	This Prospectus relates to possible sales by outside directors of the Company as indicated below of shares they acquire through exercise of options granted under the Plan. The names of affiliates who may be Selling Stockholders from time to time are listed below. The names of other affiliates who may offer shares for resale in the future, along with the number of shares which may be sold by each such affiliate from time to time, will be updated in supplements to this Prospectus, which will be filed with the Commission in accordance with Rule 424(b) under the Securities Act. All Selling Stockholders are outside directors of the Company. The address of each Selling Stockholder is the same as the Company's address. All shares listed below for sale represent shares issuable upon exercise of options granted under the Plan.

                         			Maximum Number of Shares
                                                            Which May
Name of Selling Stockholder		Be Sold Upon Exercise of
                                                           Options
H. Stuart Campbell			4,000

Philip Quedenfeld			4,000

G. Lee Southard			4,000

METHOD OF SALE

	Sales of the shares offered by this Prospectus will be made on The Nasdaq National Market, where the Company's common stock is listed for trading, or in other markets where the Company's common stock is traded, or in negotiated transactions. Sales may involve payment of brokers' commissions by the Selling Stockholders. There is no present plan of distribution.


SEC POSITION REGARDING INDEMNIFICATION

	The Company's Articles of Incorporation provide for indemnification of officers and directors, among other things, in instances in which they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company and in which, with respect to criminal proceedings, they had no reasonable cause to believe their conduct was unlawful.

	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company under the provisions described above, the Company has been informed that, in the opinion of the Commission, indemnification is against public policy as expressed in that Act and is therefore unenforceable.


DESCRIPTION OF THE PLAN

	The Company and its shareholders have adopted and approved the Plan. The Plan was adopted in order to enhance the Company's ability to secure and retain highly qualified and experienced individuals who are not regularly salaried employees of the Company to serve as directors of the Company. The Plan provides generally that: (i) the purchase price of the common stock under each option granted shall not be less than the fair market value of the common stock on the date of grant; (ii) no director may be granted during any calendar year options to purchase more than 20,000 shares of common stock; (iii) no option may be granted for a period of greater than ten years from the date of grant; and
(iv) a maximum of 150,000 shares of common stock have been authorized and reserved for issuance under the Plan, subject to adjustment to reflect changes in the Company's capitalization in the case of a stock split, stock dividend or similar event.

	The Plan is administered by the Stock Option Committee consisting of directors of the Company who are not outside directors and are, therefore, not eligible to participate in the Plan. The Stock Option Committee has the sole authority to interpret the Plan and to make all determinations necessary or advisable for administering the Plan. If and to the extent that any option to purchase reserved shares shall not be exercised by an optionee for any reason or if such option to purchase shall terminate as provided by the Plan, such shares which have not been so purchased thereunder shall again become available for the purposes of the Plan unless the Plan shall have been terminated.

	The provisions of the Federal Employee Retirement Income Security Act of 1974 do not apply to the Plan. Shares issuable upon exercise of options will not be purchased in open market transactions but will be issued by the Company from authorized shares. Shares issuable under the Plan may be sold in the open market, without restrictions, as free trading securities. There are no assets administered under the Plan, and, accordingly, no investment information is furnished herewith.

	Under certain circumstances, the options may be assigned, transferred, hypothecated or pledged by the option holder. No person may create a lien on any securities under the Plan, except by operation of law. However, there are no restrictions on the resale of the shares underlying the options.

	The Plan will remain in effect until March 25, 2006.
Additional information concerning the Plan may be obtained from the Company at the address and telephone number indicated above.

APPLICABLE SECURITIES LAW RESTRICTIONS

	If the optionee is deemed to be an "affiliate" (as that term is defined under the Securities Act), the resale of the shares purchased upon exercise of options covered hereby may be subject to certain restrictions and requirements, including compliance with the provisions of Rule 144 promulgated under the Securities Act.

	In addition to the requirements imposed by the Securities
Act, the antifraud provisions of the Exchange Act and the rules thereunder (including Rule 10b-5) are applicable to any sale of shares acquired pursuant to the Plan.

	Up to 150,000 shares may be issued under the Plan. The Company has authorized 8,000,000 shares of Common Stock, of which 4,330,901 shares are outstanding as of September 30, 1996.
Shares of Common Stock outstanding are, and those to be issued upon exercise of options will be, fully paid and nonassessable, and each share of Common Stock is entitled to one vote at all shareholders' meetings. All shares are equal to each other with respect to lien rights, liquidation rights and dividend rights. There are no preemptive rights to purchase additional shares by virtue of the fact that a person is a shareholder of the Company. Shareholders do not have the right to cumulate their votes for the election of directors.

	Persons who are officers or directors of the Company or who own at least ten percent of the Company's stock must comply with certain reporting requirements and resale restrictions pursuant to Sections 16(a) and 16(b) of the Exchange Act and the rules thereunder upon the receipt or disposition of any options.

TAX CONSEQUENCES

	The Company has been advised that the federal income tax consequences of the Plan to the Company and the optionees, and possible exercise of options granted under the Plan, will depend upon future circumstances and possible changes in the tax laws. The following summary discussion addresses certain federal income tax consequences of the Plan. This discussion does not purport to address all of the tax consequences that may be applicable to any particular outside director or to the Company. In addition, this discussion does not address foreign, state, or local taxes, nor does it address federal taxes other than federal income tax. This discussion is based upon applicable statutes, regulations, case law, administrative interpretations and judicial decisions in effect as of the date of this Prospectus.

	The income tax treatment of nonstatutory options is governed by 83 of the Internal Revenue Code of 1986, as amended. This Section basically provides that if an option has a readily ascertainable fair market value when granted, then the optionee must recognize ordinary income at the time of grant but not at the time of exercise or disposal; if an option does not have a readily ascertainable fair market value when granted, the optionee must recognize ordinary income at the time of its exercise or disposal of the option but not at the time of its grant. The Company will receive a corresponding compensation deduction for the amount included by the optionee as income in the same year that the optionee includes such amount as income. Consequently, whether a nonstatutory option has a readily ascertainable fair market value at grant will determine whether the grant or the exercise of the nonstatutory option is the taxable event for the optionee who rendered the services for which the option was granted.


LEGAL MATTERS

	The validity of the shares offered hereby will be passed on for the Company by Andrew N. Bernstein, P.C., 5445 DTC Parkway,
Suite 520, Greenwood Village, Colorado 80111.

EXPERTS

	The balance sheets of the Company for the years ended March 31, 1996 and 1995 and the statements of income, stockholders' equity and cash flows for the years then ended, incorporated by reference to the Company's Annual Report on Form 10-KSB, have been audited by Ehrhardt Keefe Steiner & Hottman PC, Denver, Colorado, as set forth in their report included therein and incorporated herein by reference. The financial statements referred to above are incorporated herein by reference in reliance upon such report and upon the authority of such firm as an expert in auditing and accounting.







PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.  Incorporation of Documents by Reference

	The Registrant hereby incorporates by reference in this Registration Statement the following documents previously filed with the Commission:

	(a)	The Registrant's Annual Report on Form 10-KSB for the
fiscal year ended March 31, 1996 (including its balance sheets as of March 31, 1996 and 1995, statements of income, stockholders' equity and cash flows for the years then ended, together with the report of independent public accountants) filed pursuant to
Section 13(a) of the Exchange Act;

	(b)	The Registrant's Quarterly Reports on Form 10-QSB for
the fiscal quarters ended June 30, 1996 and September 30, 1996;

	(c)	The Company's definitive Proxy Statement for the Annual
Meeting of Shareholders of the Company held October 4, 1996;

	(d)	The description of the Common Stock that is contained
in the Registrant's Registration Statement on Form 8-A under the Exchange Act (File No. 0-11740); and

	(e)	All subsequent reports filed pursuant to Section 13(a)
or 15(d) of the Exchange Act.

	All reports and definitive proxy or information statements filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold at the time of such amendment will be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

	Not applicable.

Item 5.  Interests of Named Experts and Counsel

	Not applicable.



Item 6.  Indemnification of Directors and Officers

	Article 109 of the Colorado Business Corporation Act ("CBCA") provides broad authority for indemnification of directors and officers. The Articles of Incorporation and Bylaws of Mesa Laboratories, Inc. (the "Registrant") provide for indemnification of its officers and directors to the fullest extent permitted by the CBCA. As permitted by Section 7-108-402 of the CBCA, the Registrant's Articles of Incorporation provide that a director shall not be liable for monetary damages for breach of his fiduciary duty as a director except in certain limited circumstances.

Item 7.  Exemption from Registration Claimed

	Not applicable.

Item 8.  Exhibits

	The following documents are filed as exhibits to this Registration Statement. Certain documents previously filed with the Commission are incorporated in this Registration Statement by reference.

	Exhibit
	Number		Description of Exhibit

	 4.1		--	Outside Directors Stock Option Plan of Mesa
                                                Laboratories, Inc.
	 5.1		--	Opinion of Andrew N. Bernstein, P.C.
	23.1		--	Consent of Ehrhardt Keefe Steiner & Hottman
          P.C., independent public accountants
	23.2		--	Consent of Andrew N. Bernstein, P.C.
          (included in its opinion filed as Exhibit
           5.1)

Item 9.  Undertakings

	(a)	The Registrant hereby undertakes (1) to include any
additional or changed material information on the plan of distribution; (2) for determining liability under the Securities Act, that each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

	(b)	The Registrant hereby undertakes to deliver or cause to
be delivered with the prospectus to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

	(c)	Insofar as indemnification for liabilities arising
under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado, on the 18th day of December, 1996.

					MESA LABORATORIES, INC.
					(Registrant)


					By:  /s/ LUKE R. SCHMIEDER
					       Luke R. Schmieder,
President

POWER OF ATTORNEY

	We, the below signed officers and directors of Mesa Laboratories, Inc. ("Registrant"), do hereby constitute and appoint Luke R. Schmieder, with full power of substitution, our true and lawful attorney and agent, to do any and all acts and things in our names in the capacities indicated which Luke R. Schmieder may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this Registration Statement, including specifically, but not limited to, the power and authority to sign for us, or any of us, in our names in the capacities indicated, and any and all amendments (including post-effective amendments) to this Registration Statement; and we do hereby ratify and confirm all that Luke R. Schmieder shall do or cause to be done by virtue hereof.

	Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following